ADAMIS PHARMACEUTICALS CORPORATION 10-K

Exhibit 10.24

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is dated as of December 31, 2015 (the “Effective Date”) and is entered into by and between Adamis Pharmaceuticals Corporation, a Delaware corporation (“Company”), and Thomas Moll, Ph.D. (“Executive”).

RECITALS

A.           Executive is currently employed by the Company as its Vice President of Research.

B.           Executive and the Company are currently parties to an Employment Agreement dated July 2, 2012 (the “Prior Agreement”).

C.           The Company and Executive desire to formally restate the terms and conditions of Executive’s employment by the Company and to provide Executive with certain benefits upon a qualifying termination of such employment.

D.           The Company desires to continue to employ Executive in the executive capacity hereinafter stated, and the Executive desires to continue in the employ of the Company in such capacity for the period and with the terms and conditions set forth herein.

E.            This Agreement shall supersede and completely replace the Prior Agreement as of the Effective Date.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and the covenants set forth in this Agreement and for other valuable consideration, the parties hereby agree as follows:

1.           Employment. The Company hereby employs Executive as Vice President of Research, assigned with responsibilities to do and perform all services, acts, or things necessary or advisable to manage and conduct the business of the Company, subject at all times to the policies set by the Board of Directors of the Company (the “Board”), and to the consent of the Board when required by the terms of this contract. Executive hereby accepts such employment and agrees to devote such time and energies as appropriate to fulfill all responsibilities to the Company. Executive shall be employed at will.

2.           Compensation. In consideration for all services rendered by Executive under this Agreement, Executive shall receive the compensation described in this Section 2. All such compensation shall be paid subject to appropriate tax withholding and similar deductions.

(a)           Salary. Executive shall be paid an initial annual salary of $260,000, payable in equal installments in accordance with the Company’s normal salary and wages practices, but not less than 24 increments annually.

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(b)          Executive Benefit and Incentive Compensation Plans. During employment hereunder, Executive shall be entitled to receive those benefits which are routinely made available to executive officers of the Company, including participation in any executive stock ownership plan, profit sharing plan, incentive compensation or bonus plan, retirement plan, Company-provided life insurance, or similar executive benefit plans maintained or sponsored by the Company. The Company shall not take any action that would materially diminish the aggregate value of Executive’s fringe benefits as they exist as of the Effective Date of this Agreement or as the same may be increased from time to time, except for actions taken with respect to officers or employees generally.

(c)          Expense Reimbursement. The Company shall promptly reimburse Executive for all reasonable expenses necessarily incurred during conduct of Company business, and for which adequate documentation is presented, but in no event later than December 31 of the year following the year in which the expense was incurred. Furthermore, if any reimbursements or in-kind benefits provided by the Company pursuant to this Agreement would constitute deferred compensation for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such reimbursements or in-kind benefits shall be subject to the following rules: (i) the amounts to be reimbursed, or the in-kind benefits to be provided, shall be determined pursuant to the terms of the applicable benefit plan, policy or agreement and shall be limited to Executive’s lifetime and the lifetime of Executive’s eligible dependents; (ii) the amounts eligible for reimbursement, or the in-kind benefits provided, during any calendar year may not affect the expenses eligible for reimbursement, or the in-kind benefits provided, in any other calendar year; (iii) any reimbursement of an eligible expense shall be made on or before the earlier of (A) the last day of the calendar month following the calendar month in which the expense report and any required documentation were submitted or (B) the last day of the calendar year following the calendar year in which the expense was incurred; and (iv) Executive’s right to an in-kind benefit or reimbursement is not subject to liquidation or exchange for cash or another benefit.

(d)          Personal Time Off. Executive shall be entitled to paid time off in accordance with the Company’s policies applicable to executives.

3.           Termination. Executive’s employment may be terminated as follows, with the following effects:

(a)          Death. Executive’s employment shall terminate immediately upon the Executive’s death, in which event the Company’s only obligations hereunder shall be to pay all compensation and expense reimbursements owing for services rendered and reasonable business expenses incurred by the Executive prior to the date of his death. If Executive’s employment ceases as a result of death, then all unvested options to purchase common stock, par value $0.001, of the Company (“Common Stock”) held by Executive as of the date of Executive’s death shall immediately terminate and become unexercisable and all vested options held by Executive as of the date of Executive’s death shall remain exercisable until the one year anniversary of the date of cessation of service.

(b)          Disability. In the event the Executive is disabled from performing his assigned duties under this Agreement due to illness or injury for a period in excess of sixty

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(60) consecutive days or a period or periods of more than one hundred and twenty (120) days in the aggregate in any twelve month period, the Board, in its sole discretion, may terminate Executive’s employment immediately upon written notice to Executive, in which event the Company’s only obligations hereunder shall be to pay all compensation and expense reimbursements owing for services rendered and reasonable business expenses incurred by the Executive prior to the effective date of termination. If Executive’s employment ceases as a result of disability, then all unvested options to purchase Common Stock held by Executive on the date of Executive’s termination shall immediately terminate and become unexercisable and all vested options held by Executive on the date of Executive’s termination shall remain exercisable until the one year anniversary of the date of cessation of service.

(c)          For Cause. The Company may terminate Executive’s employment for Cause immediately upon written notice from the Board to Executive. For purposes of this Agreement, “Cause” means the occurrence of any one or more of the following: (i) Executive’s conviction of or plea of nolo contendere to any felony crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) Executive’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) Executive’s intentional, material violation of any contract or agreement between Executive and the Company or of any statutory duty owed to the Company; (iv) Executive’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) Executive’s gross misconduct. In the event Executive’s employment is terminated for Cause, the Company shall have no further obligations to Executive other than to pay all compensation and expense reimbursements owing for services rendered and reasonable business expenses incurred by Executive prior to the effective date of such termination. If Executive’s employment ceases as a result of a termination for Cause, then all options (unvested and vested) to purchase Common Stock held by Executive on the date of his termination shall immediately terminate.

(d)          Without Cause. The Company in its sole discretion may terminate Executive’s employment without Cause (as defined above) immediately upon written notice from the Board to Executive. In such event, if such termination occurs prior to, or more than thirteen (13) months following, the effective date of a Change in Control (as defined in Section 4(c) below), the Company shall pay to Executive all compensation and expense reimbursements owing for services rendered and reasonable business expenses incurred by Executive prior to the effective date of termination, and provided such termination is a “separation from service” as such term is defined in Code Section 409A(a)(2)(A)(i) and the applicable guidance thereunder, contingent upon Executive’s delivery to the Company of an effective Release and Waiver as provided in Section 3(e) below, the Company shall also provide the following benefits to Executive: (i) severance consisting of continued payment of Executive’s base salary at the rate in effect as of the effective date of termination, less standard deductions and withholdings, for a period of nine (9) months following the effective date of termination, to be paid in accordance with the Company’s normal payroll practices; (ii) to the extent that Executive is eligible to continue medical benefits under COBRA and upon timely election by Executive complying with COBRA and to the extent it does not result in a penalty to the Company, reimbursement by the Company, within thirty (30) days of the Company’s receipt of evidence of Executive’s payment for the prior month, of the Company’s portion of the premiums required to continue Executive’s medical, dental and vision insurance coverage pursuant to COBRA, for a period of nine (9) months following the date of termination (with Executive being responsible to pay that amount

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of the portion of the premiums, if any, that Executive would have been responsible to pay if Executive had remained an employee during such period) or, if earlier, the date that Executive accepts full time employment with another employer; and (iii) immediate acceleration of the vesting of all options to purchase Common Stock granted to Executive prior to the effective date of such termination (the “Options”) such that Executive shall be deemed vested as to the same number of shares as if Executive had continued to be employed by the Company for a period of nine (9) months following the effective date of such termination and all vested options held by Executive shall remain exercisable until the one year anniversary of the date of cessation of service. As a condition to receiving the continuing benefits specified in this Section 3(d), to the maximum extent permitted by applicable law, during the nine (9) month period following the Executive’s termination date, Executive shall not engage in any employment or business activity that is directly competitive with the Company’s business activities as of such termination date and Executive shall not induce any employee of the Company to leave the employ of the Company. Each payment under this Section 3(d) shall be considered a separate payment and not one of a series of payments for Code Section 409A. Subject to Section 5, any amount due to Executive pursuant to this Section 3(d) during the 60-day period following Executive’s termination without Cause shall be paid to Executive in a single lump sum on the first payroll date immediately after the end of the 60-day period.

(e)          Release and Waiver. As a condition to receiving the benefits specified in Sections 3(d) and 4(b) of this Agreement, Executive must deliver to the Company a waiver and release of claims in the form attached hereto as Exhibit A (the “Release and Waiver”) within the time frame set forth therein, but in no event later than sixty (60) days following the Executive’s termination date, and any applicable revocation period must expire during the 60-day period following Executive’s termination as described in Section 3(d) or 4(b) without Executive revoking such release.

(f)          Voluntary Termination by Executive. Executive may terminate his employment hereunder at any time, whether with or without cause, effective thirty (30) days after delivery of written notice of such termination to the Company, except for Executive’s Emergency Need. “Emergency Need”, as used in this Section, is defined to be the advent of illness or related health issues in Executive or his immediate family which a medical doctor would conclude poses a mortal health risk to that person. The Company shall have the option, in its sole discretion, to specify an earlier termination date than that provided by Executive in the written notice. Upon voluntary termination pursuant to this Section, the Company shall have no further obligations to Executive other than to pay all compensation and expense reimbursements owing for services rendered and reasonable business expenses incurred by Executive prior to effective date of termination as determined by the Company. If Executive voluntarily terminates Executive’s employment, then all unvested options to purchase Common Stock of the Company held by Executive as of the date of Executive’s termination shall immediately terminate and become unexercisable and all vested options held by Executive as of the date of Executive’s termination shall remain exercisable for six (6) months from the date of the voluntary termination.

(g)          Resignation as a Director. In the event of any termination of employment pursuant to this Agreement, Executive shall be deemed to have resigned voluntarily from the Board and any Committee of the Board, and from the board of directors (and any

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committee thereof) of all subsidiaries of the Company, upon the effective date of termination or such earlier date as may be agreed in writing between the Company and Executive, and Executive’s signature on this Agreement shall, without the need to any further action, constitute Executive’s resignation from such boards of directors in such circumstance.

(h)          Returning Company Documents. In the event of any termination of Executive’s employment hereunder, Executive shall, prior to or on such termination deliver to the Company (and will not maintain possession of or deliver to anyone else) any and all devices, records, data, data bases software, software documentation, laboratory notebooks, notes, reports, proposals, lists, customer lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any of the above aforementioned items belonging to the Company, its successors or assigns.

4.           Change in Control.

(a)          Option Acceleration Upon a Change in Control. Effective immediately upon the closing of a Change in Control (as defined below), the vesting of all of the then unvested shares of Common Stock subject to the Options shall be accelerated in full and the Options shall become fully vested and immediately exercisable as to such additional vested shares (and, if any Options have been early exercised by Executive, the reacquisition or repurchase rights held by the Company with respect to the shares of Common Stock subject to such acceleration shall lapse in full, as appropriate).

(b)          Benefits Upon Termination. Notwithstanding anything herein to the contrary, in the event that Executive’s employment by the Company is terminated without Cause (as defined above) or Executive terminates his employment for Good Reason (as defined below) within thirteen (13) months following, the effective date of a Change in Control (as defined below), contingent upon Executive’s delivery to the Company of a fully effective Release and Waiver as provided in Section 3(e) and provided such termination is a “separation from service” as such term is defined in Code Section 409A(a)(2)(A)(i), the Executive shall be entitled to the benefits and payments specified in Sections 3(d)(i) and 3(d)(ii) above, and the vesting of the unvested shares of Common Stock subject to the Options shall immediately accelerate in full such that the Options shall become fully vested and exercisable with respect to all of the shares of Common Stock subject to such Options (and, if any Options have been early exercised by Executive, the reacquisition or repurchase rights held by the Company with respect to the shares of Common Stock subject to such acceleration shall lapse in full, as appropriate). Any amounts owed pursuant to this Section 4(b) shall be paid in accordance with Section 3(d) of this Agreement; provided, however, that if the Change in Control constitutes a “change in control event” under Code Section 409A, any amounts owed as specified in Section 3(d)(i) shall instead be paid in a single lump sum on the first payroll date immediately after the 60th day following the termination of Executive’s employment.

(c)          Change in Control. “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

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(i)           any Exchange Act Person (as defined below) becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person from the Company in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (B) solely because the level of beneficial ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the beneficial owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities beneficially owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur (for purposes of this Section 4(c), “Exchange Act Person” means any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), except that “Exchange Act Person” shall not include (A) the Company or any subsidiary of the Company, (B) any employee benefit plan of the Company or any subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, (D) an entity beneficially owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their beneficial ownership of stock of the Company; or (E) any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the date of this Agreement, is the beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities);

(ii)          there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not beneficially own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions relative to each other as their beneficial ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii)         the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur, except for a liquidation into a parent corporation;

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(iv)         there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are beneficially owned by stockholders of the Company in substantially the same proportions relative to each other as their beneficial ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(v)          individuals who, on the date of this Agreement, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; (provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of the Plan, be considered as a member of the Incumbent Board).

(d)          Good Reason. “Good Reason” for the Executive to terminate the Executive’s employment hereunder shall mean the occurrence of any of the following events without the Executive’s consent:

(i)           a material adverse change in the nature of the Executive’s authority, duties or responsibilities, as they exist on the Effective Date of this Agreement;

(ii)          the relocation of the Company’s executive offices or principal business location to a point more than sixty (60) miles from their location as of the Effective Date of this Agreement; or

(iii)         a material reduction by the Company of the Executive’s base salary as initially set forth herein or as the same may be increased from time to time, except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior officers of the Company and does not exceed 15% of Executive’s base salary.

Provided however that, such termination by the Executive shall only be deemed for Good Reason pursuant to the foregoing definition if: (i) the Executive gives the Company written notice of the intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that the Executive believes constitutes Good Reason, which notice shall describe such condition(s); (ii) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (iii) the Executive terminates employment within thirty (30) days following the end of the Cure Period.

5.           Application of Internal Revenue Code Section 409A. (a) Notwithstanding anything to the contrary contained in this Agreement, if any payment or reimbursement, or the provision of any benefit under this Agreement that is paid or provided upon Executive’s “separation from service” with the Company within the meaning of Code Section 409A(a)(2)(A)(i) would constitute a “deferral of compensation” under Code Section 409A and Executive is a “specified employee” (as determined pursuant to procedures adopted by the

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Company in compliance with Code Section 409A) on the date of Executive’s “separation from service” with the Company within the meaning of Code Section 409A(a)(2)(A)(i), Executive will receive payment or reimbursement of such amounts or the provision of such benefits upon the earlier of (i) the first day of the seventh month following the date of Executive’s “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code or (ii) Executive’s death.

(b)          To the extent applicable, it is intended that this Agreement comply with the provisions of Code Section 409A, so that the income inclusion provisions of Code Section 409A(a)(1) do not apply to Executive. This Agreement shall be administered in a manner consistent with this intent. Reference to Code Section 409A is to Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

6.            Code Section 280G. If any payment or benefit Executive would receive pursuant to a Corporate Transaction from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Code Section 280G, and (ii) but for this sentence, be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Payment are paid to Executive, which of the following two amounts would maximize Executive’s after-tax proceeds: (i) payment in full of the entire amount of the Payment (a “Full Payment”), or (ii) payment of only a part of the Payment so that Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”), whichever amount results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, (i) the Payment shall be paid only to the extent permitted under the Reduced Payment alternative, and Executive shall have no rights to any additional payments and/or benefits constituting the Payment, and (ii) reduction in payments and/or benefits shall occur in the following order: reduction of cash payments, cancellation of accelerated vesting of stock awards, and reduction of other benefits. In the event that acceleration of compensation from Executive’s equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant unless Executive elects in writing a different order for cancellation.

The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Corporate Transaction shall make all determinations required to be made under this Section 6. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Corporate Transaction, the Company shall appoint a different nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made

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hereunder. The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or at such other time as requested by the Company. If the independent registered public accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

7.            Conflict of Interest. During the Employment Period, Executive shall devote such time and energies as appropriate to fulfill all responsibilities to the Company in the capacity set forth in Section 1. Executive shall be free to pursue business activities which do not interfere with the performance of his duties and responsibilities under this Agreement; provided, however, Executive shall not engage in any outside business activity which involves actual or potential competition with the business of the Company, except with the written consent of the Board.

8.            Executive Benefit Plans. All of the Executive benefit plans referred to or contemplated by this Agreement shall be governed solely by the terms of the underlying plan documents and applicable law. Nothing in this Agreement shall impair the Company’s right to amend, modify, replace, and terminate any and all such plans in its sole discretion as provided by law. This Agreement is for the sole benefit of Executive and the Company, and is not intended to create an Executive benefit plan or to modify existing terms of existing plans.

9.            Assignment. This Agreement may not be assigned by Executive. This Agreement shall bind and inure to the benefit of the Company’s successors and assigns, as well as Executive’s heirs, executors, administrators, and legal representatives. The Company shall obtain from any successor, before the succession takes place, an agreement to assume the obligations and perform all of the terms and conditions of this Agreement.

10.          Notices. All notices required by this Agreement may be delivered by first class mail at the following addresses:

To Company:

Adamis Pharmaceuticals Corporation

11682 El Camino Real, Suite 300

San Diego, CA 92130

To Executive:

Thomas Moll, Ph.D.

11.          Amendment. This Agreement may be modified only by written agreement signed by both the Company and Executive.

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12.          Choice of Law; Arbitration. This Agreement shall be governed by the laws of the State of California, without regard to choice of law principles. To provide a mechanism for rapid and economical dispute resolution, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or in equity, arising from or relating to this Agreement (including the Release and Waiver) and its enforcement, performance, breach or interpretation, will be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration before a single arbitrator held in San Diego, California and conducted by the American Arbitration Association (“AAA”), under its then-existing rules and procedures. The parties shall be entitled to conduct adequate discovery, and they may obtain all remedies available to the parties as if the matter had been tried in court. The arbitrator shall issue a written decision which specifies the findings of fact and conclusions of law on which the arbitrator’s decision is based. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. Unless a different allocation is required by law, the parties shall each pay one-half of all fees and costs of the arbitration. Punitive damages shall not be awarded. Unless otherwise required by law, the arbitrator will award reasonable expenses (including reimbursement of the assigned arbitration costs) to the prevailing party. Nothing in this Section or in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in a court of competent jurisdiction to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the above, both Executive and the Company retain the right to seek or obtain, and shall not be prohibited, limited or in any other way restricted from seeking or obtaining, equitable relief from a court having jurisdiction over the parties in order to enforce the nonsolicitation and noncompetition provisions of this Agreement or any disputes or claims relating to or arising out of the misuse or misappropriation of the Company’s intellectual property.

13.          Partial Invalidity. In the event any provision of this Agreement is void or unenforceable, the remaining provisions shall continue in full force and effect.

14.          Waiver. No waiver of any breach of this Agreement shall constitute a waiver of any subsequent breach.

15.          Complete Agreement. As of the Effective Date, this Agreement, together with the stock option agreements and equity incentive plans governing the Options, constitutes the entire agreement between the parties in connection with the subject matter hereof and supersedes any and all prior or contemporaneous oral and written agreements or understandings between the parties, including the Prior Agreement.

16.          Headings. Headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

17.          Miscellaneous. Executive acknowledges full understanding of the matters set forth herein and the obligations undertaken upon the execution hereof.

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IN WITNESS WHEREOF, the parties have executed this EXECUTIVE EMPLOYMENT AGREEMENT as of the date first written above.

ADAMIS PHARMACEUTICALS CORPORATION

By: /s/ Dennis J. Carlo
Name:	Dennis J. Carlo
Title:	President and CEO

EXECUTIVE:

By: /s/ Thomas Moll, Ph.D.
Name:	Thomas Moll, Ph.D.

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EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

In consideration of the payments and other benefits set forth in the Executive Employment Agreement dated December 31, 2015 (the “Employment Agreement”), to which this form is attached, I, Thomas Moll, hereby furnish Adamis Pharmaceuticals Corporation (the “Company”), with the following release and waiver (“Release and Waiver”).

In exchange for the consideration provided to me by the Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, executives, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended). Nothing in this Release and Waiver shall be deemed to require the waiver or release of any claim that may not be released or waived under applicable federal or state law.

I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver; (c) I have twenty-one (21) days from the date of termination of my employment with the

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Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired unexercised and no benefits will be paid unless and until this Release and Waiver has become effective. In the event that this Release and Waiver is requested in connection with an exit incentive or other employment termination program offered to a group or class of employees, I have forty-five (45) days to consider this Release and Waiver and I shall be provided with the information required by 29 U.S.C. Section 626 (f)(1)(H).

In consideration of the severance payments and other benefits set forth in the Employment Agreement, I agree that after the termination of my employment with the Company I will not disparage the Company or its products, services, agents, representatives, directors, officers, shareholders, employees, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them with any written or oral statement. I also agree that during the severance period set forth in the Employment Agreement I will cooperate from time to time with the Company in providing for the orderly transition of my duties and responsibilities to other individuals, as reasonably requested by the Company and subject to reimbursement by the Company of any costs or expenses incurred by me in providing such cooperation.

This Release and Waiver constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized member of the Board of Directors of the Company.

Date:

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